UNITED STATES

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SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934

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ASA Gold and Precious Metals Limited

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22 MAR 2024 Sasha Chen

Saba takes on Merk’s gold CEF

Activist firm looks to replace board due to trading discount

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Saba Capital Management has turned its attention to Merk Investments, this time attempting to take over a goldbug closed-end fund with over six decades of track record.

The $4.3bn New York-based Saba has filed a lawsuit to terminate Merk Investments as a manager and install own slate of four nominees to board directors of the $289m ASA Gold and Precious Metals Fund (ASA).

Since purchasing its initial shares last February, Saba now stands as the ASA’s largest shareholder with 16.9% shares, followed by Lazard with 13% and Morgan Stanley with 5.6%.

Time stamps of critical events in solicitation

Source: ASA Definitive Proxy Statement

Saba is urging shareholders to vote for its own nominees including Ketu Desai, Frederic Gabriel, Paul Kazarian and Garry Khasidy, citing the need for “fresh ideas and perspectives to address the fund’s persistent trading discount.”

Merk Investments founder Axel Merk described this act as “hostile and aggressive” to With Intelligence.

From November 30, 2018 to November 30, 2023, ASA’s average discount to NAV was -14.8%. The fund saw trailing NAV returns of -3% against a NAV of -19.3% over one year and -10.1% against a NAV of -27.8% over three years, according to Morningstar Direct.

In its official proxy statement, Saba asserted the current board also violated the 40-Act by adopting a “poison pill,” maintaining its nominees are highly qualified and will “send a strong message” to shareholders.

Merk took issue with the assertion of qualifications, saying none of the nominees have experience managing a gold mining fund.

He speculates Saba intends to name itself as advisor and change the fund’s mandate to a fixed income structure.

ASA’s current board consists of Merk, William Donovan, Bruce Hansen, and Mary Joan Hoene.

Merk is also one of the largest individual shareholders, with a personal holding of 0.65%.

Merk said his firm reached out several times to Saba to facilitate discussions when Saba bought its first shares, but that the activist firm did not make any demands.

“The only thing they said was that it becomes less likely to have a market-based exit from their position,” said Merk. “So, they didn’t say, ‘You’re doing something wrong and we want to change something.’ They continue to decline to talk to the board directly or to be more specific as to what they would like.”

With Intelligence has learned Saba does intend to increase its position in size as long as the discount remains at current levels and plans to pursue activism as its position grows.

Launched in 1958, ASA was originally founded in South Africa and then reincorporated in Bermuda in 2004. It now operates in the US under an SEC exemptive order and is managed by three PMs including Merk, James Holman and Peter Metis.

Under the exemptive order, the fund has certain restrictions and operations anomalies, and Merk maintains the current board’s institutional knowledge is irreplaceable.

Saba has had an active year, taking on both small and big name managers like Franklin, MFS, BlackRock, Kayne Anderson and others.